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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2006

June 5, 2006
Dear Fellow Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2006 Annual Meeting of Stockholders. The meeting will be held on Friday, July 21, 2006, at 8:00 a.m. Central Time, in Ballrooms A, B and C on the 1st Floor of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2006.
You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. A copy of our Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2006 in Review” are enclosed with these materials. We also offer you the opportunity to receive future stockholder communications electronically. For more information, see “Electronic Delivery of Stockholder Communications” on page ii inside.
This meeting is for Dell stockholders. If you attend the meeting in person, you will need the enclosed admission ticket or an account statement showing your ownership of Dell stock and proper photo identification for entry into the meeting. If you have received your materials electronically, you may request a ticket from www.proxyvote.com.
Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your vote by any of these methods will not affect your right to attend the meeting and vote in person should you so choose, although if you are a beneficial stockholder, you must obtain a legal proxy from the record holder.
If you have any questions concerning the meeting, please contact Dell’s Investor Relations Department at 512-728-7800 or Investor Relations@dell.com. For questions regarding your stock ownership you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board

DELL INC.
One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 21, 2006

Time	8:00 a.m., Central Time

Place	Austin Convention Center — Ballrooms A, B, and C 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Stockholder Proposal 1 — Global Human Rights Standard

Stockholder Proposal 2 — Declaration of Dividend

Record Date	May 26, 2006

Voting Methods	Internet — Go to www.proxyvote.com
Telephone — Use the toll-free number
      shown on the proxy or voting
      instruction card
Written ballot — Complete and return a
      proxy or voting instruction card
In person — Attend and vote at the
meeting
Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.
This Notice of Annual Meeting and Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2006 in Review.”

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary
June 5, 2006
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Electronic Delivery of Stockholder Communications

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2006 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.
To sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at 512-728-7800 or Investor Relations@dell.com. For additional information, please visit www.dell.com/investor.

Webcast of Annual Meeting

We are pleased to offer a Webcast of our 2006 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2006.
Please note that you will not be able to vote your shares via the Webcast. If you plan to view the Webcast, please submit your vote using one of the methods described in these materials by 11:59 pm, Eastern Time, on July 20, 2006.
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ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors, for the 2006 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June 12, 2006.
You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions on the proxy or voting instruction card
•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card
•	Complete and return a written proxy or voting instruction card
•	Attend and vote at the meeting (See “Additional Information — Voting by Street Name Holders”)
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Time, on July 20, 2006.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 – Election of Directors	FOR
2 – Ratification of Independent Auditor	FOR
Stockholder Proposal 1 – Global Human Rights Standard	AGAINST
Stockholder Proposal 2 – Declaration of Dividend	AGAINST

The details of each proposal are set forth below.
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Proposal 1 — Election of Directors

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until next year’s annual meeting. The Board of Directors has nominated all of the current directors for re-election to the Board. Those nominees are:

• Donald J. Carty • William H. Gray, III • Klaus S. Luft • Michael A. Miles • Kevin B. Rollins	• Michael S. Dell • Judy C. Lewent • Alex J. Mandl • Samuel A. Nunn, Jr.
In addition, the Board is submitting the following two additional nominees for election to the Board:

•	Sallie L. Krawcheck, Chief Financial Officer and Head of Strategy of Citigroup Inc.

•	Alan (A.G.) Lafley, Chairman, President and Chief Executive of The Procter & Gamble Company.
Each of these new nominees was recommended to the Governance and Nominating Committee by the Chairman and one or more of the current directors, and that committee evaluated each candidate’s qualifications and suitability for service on the Board in accordance with the Board’s published Director Nomination Process. See “Additional Information — Director Nomination Process” below.
Biographical information about each of the nominees is included under “Director Information” below.
The Board of Directors recommends a vote “FOR” all nominees.
If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.
The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.
The Board of Directors recently amended the Bylaws to provide for majority voting for directors in uncontested elections. Accordingly, each of the above-named nominees will be elected to the Board if he or she receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. Under Dell’s Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, he or she will not assume a position on the Board (in the case of a new nominee) or will be required to submit his or her resignation (in the case of incumbent nominees). Any tendered resignation will be evaluated by the remaining independent directors. In determining
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whether to accept or reject such resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote.

Director Information

Set forth below is biographical and other information about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 59 Director since December 1992 Board committees: Audit (Chair)	Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President AMR Airline Group/ AA for American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty held other executive level positions with American Airlines, Inc. or its subsidiaries from 1978 to 1995. Mr. Carty is also a director of Sears Holdings Corporation, CHC Helicopter Corp., Hawaiian Holdings, Inc., Solutions Inc. Ltd. and Barrick Gold Corporation.

Michael S. Dell Age: 41 Director since May 1984 No Board committees	Mr. Dell currently serves as Chairman of the Board of Directors of Dell. He has held this role since he founded the company in 1984. Mr. Dell also served as Chief Executive Officer of Dell from 1984 until July 2004. He serves on the Foundation Board of the World Economic Forum, serves on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also serves on the U.S. President’s Council of Advisors on Science and Technology and sits on the governing board of the Indian School of Business in Hyderabad, India.

William H. Gray, III Age: 64 Director since November 2000 Board committees: Audit, Governance and Nominating	Mr. Gray serves as Head of Public Policy and Business Diversity of Buchanan Ingersoll PC, a position he has held since June 2005. He is the former President and Chief Executive Officer of The College Fund/ UNCF, positions he held from September 1991 to June 2004. He has served as
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Pastor Emeritus of the Bright Hope Baptist Church in Philadelphia since June 2005, after having served as Senior Minister since 1972. From 1979 to 1991, Mr. Gray served as a United States Congressman from Pennsylvania. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Visteon Corporation and Pfizer Inc.

Sallie L. Krawcheck Age: 41 New Nominee	Ms. Krawcheck serves as Chief Financial Officer and Head of Strategy for Citigroup Inc. She is also a member of the Citigroup Management, Operating, Business Heads and Business Practices Committees and the Citigroup Foundation Board. Ms. Krawcheck joined Citigroup in October 2002 as Chairman and Chief Executive Officer of Smith Barney. Prior to joining Citigroup, Ms. Krawcheck was Chairman and Chief Executive Officer of Sanford C. Bernstein & Company. She also served as an Executive Vice President of Bernstein’s parent company, Alliance Capital Management, from 1999 to 2001. Ms. Krawcheck is a member of the Board of Directors of the University of North Carolina at Chapel Hill Foundations, Inc. and the Board of Overseers of Columbia Business School. She is also a member of the Advisory Board for Columbia University’s Center for Excellence in Accounting and Security Analysis and is a member of the board for Carnegie Hall.

Alan (A.G.) Lafley Age: 59 New Nominee	Mr. Lafley serves as Chairman of the Board, President and Chief Executive of The Procter & Gamble Company. Mr. Lafley joined Procter & Gamble in 1977, and has served in a variety of executive level positions since 1992. He was named President and Chief Executive in 2000 and Chairman of the Board in 2002. Mr. Lafley serves on the Board of The General Electric Company, and on the Board of the Cincinnati Center City Development Corporation. He is a Trustee at Hamilton College. He is a

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member of the Business Roundtable and the Business Council.

Judy C. Lewent Age: 57 Director since May 2001 Board committees: Finance, Compensation	Ms. Lewent is Executive Vice President, Chief Financial Officer of Merck & Co., Inc. She has served as Chief Financial Officer of Merck since 1990 and has also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is also a director of Motorola, Inc. Ms. Lewent is a trustee and the chairperson of the audit committee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, a director of the National Bureau of Economic Research, a member of the Penn Medicine Board and a member of the American Academy of Arts and Sciences.

Klaus S. Luft Age: 64 Director since March 1995 Board committees: Compensation	Mr. Luft is the founder and Chairman of the Supervisory Board of Artedona AG, a privately held mail order e-commerce company established in 1999, headquartered in Munich, Germany. He is also owner and President of Munich based MATCH — Market Access for Technology Services GmbH. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria and serves on the board of directors of Assurances Generales de France, a subsidiary of Allianz AG.

Alex J. Mandl Age: 62 Director since November 1997 Board committees: Finance (Chair)	In June 2006, Mr. Mandl became Executive Chairman of Gemalto, a company resulting from the recent merger of Axalto Holding N.V. and Gemplus International S.A. Before then, Mr. Mandl was President and Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the
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technology sector since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is a board member of Haas School of Business at the University of California at Berkeley, Willamette University and the American Enterprise Institute for Public Policy Research.

Michael A. Miles Age: 66 Director since February 1995 Board committees: Compensation (Chair), Governance and Nominating	Mr. Miles is a special limited partner and a member of the Advisory Board of the investment firm Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of Time Warner Inc., AMR Corporation and Citadel Broadcasting Corp. Mr. Miles is also a trustee of Northwestern University.

Samuel A. Nunn, Jr. (Presiding Director) Age: 67 Director since December 1999 Board committees: Audit, Governance and Nominating (Chair)	Mr. Nunn is co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until December 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn serves as a director of the following publicly-held companies: Chevron Corporation, The Coca-

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Cola Company, General Electric Company and Internet Security Systems, Inc.

Kevin B. Rollins Age: 53 Director since July 2004 No Board committees	Mr. Rollins currently serves as a director and President and Chief Executive Officer of Dell. Mr. Rollins joined Dell in April 1996 as Senior Vice President, Corporate Strategy, was named Senior Vice President, General Manager — Americas in May 1996, and was named Vice Chairman in 1997. In 2001, Mr. Rollins’ title was changed from Vice Chairman to President and Chief Operating Officer. He was named Chief Executive Officer of Dell in July 2004. For 12 years prior to joining Dell, Mr. Rollins was employed by Bain & Company, an international strategy consulting firm, most recently serving as a director and partner. Mr. Rollins received a Master of Business Administration degree and a Bachelor of Arts degree from Brigham Young University. Mr. Rollins is a member of the President’s Leadership Council and the Marriott School National Advisory Council at Brigham Young University, where he founded and continues to sponsor the Rollins Center for E-Commerce. In April 2003, Mr. Rollins was appointed by President George W. Bush to serve on the Advisory Committee for Trade Policy and Negotiation, offering counsel to the U.S. Trade Representative on matters of policy affecting national interests. Mr. Rollins is also a member of the Executive Committee of the Technology CEO Council and is a member of the U.S. Business Council. He is active in the American Enterprise Institute and the Juvenile Diabetes Research Foundation, and serves as a director on the board of Catalyst, a leading non-profit organization dedicated to the advancement of women in the workplace.

Corporate Governance

Corporate Governance Principles — The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board maintains a set
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of Corporate Governance Principles intended to reflect a set of core values that provide the foundation for Dell’s governance and management systems and its interactions with others. A copy of those principles can be found on Dell’s website at www.dell.com/corporategovernance.
Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.
The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

DIRECTOR INDEPENDENCE

Director	Status[a]

Mr. Carty	Independent
Mr. Dell	Not independent [b]
Mr. Gray	Independent
Ms. Lewent	Independent
Mr. Luft	Independent
Mr. Mandl	Independent
Mr. Miles	Independent
Mr. Nunn	Independent
Mr. Rollins	Not independent [c]

a –	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles.

b –	Mr. Dell is the Chairman of the Board and an executive officer of Dell and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

c –	Mr. Rollins is Dell’s President and Chief Executive Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.
In addition, based on an evaluation of the relationships between Dell and each of the new nominees, the Board has determined that both Ms. Krawcheck and Mr. Lafley will qualify as “independent” directors.
The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq listing requirements and will ensure that Dell’s Corporate Governance Principles continue to be consistent with those standards.
Dell purchases services, supplies and equipment in the normal course of business from many suppliers and sells or leases products and services to many customers. In some instances, these transactions occur with companies with which members of the Board of Directors (or nominees) have relationships as directors or executive
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officers. For fiscal 2006, none of these transactions was significant or reportable, either individually or collectively.
Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities:

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process and legal and ethical compliance. Its primary duties include reviewing the scope and adequacy of Dell’s internal and financial controls; reviewing the scope and results of the audit plans of Dell’s independent and internal auditors; reviewing the objectivity, effective-ness and resources of the internal audit function; appraising Dell’s financial reporting activities and the accounting standards and principles followed; and reviewing and approving ethics and compliance policies. The Audit Committee also selects, engages, compensates and oversees Dell’s independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and Nasdaq listing requirements. The Board has determined that each Audit Committee member meets the Nasdaq “financial literacy” requirement and that Mr. Carty, the current Chair of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

•	Compensation Committee — The Compensation Committee reviews and approves, on behalf of the Board, the amounts and types of compensation to be paid to Dell’s executive officers and the non-employee directors; reviews and approves, on behalf of the Board, all bonus and equity compensation to be paid to other Dell employees; and administers Dell’s stock-based compensation plans. The Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to compensation committee members established under applicable law and Nasdaq listing requirements.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance for Dell, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, Dell’s sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards
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of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to nominating committee members established under applicable law and Nasdaq listing requirements.

For information regarding the Governance and Nominating Committee’s policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Additional Information — Director Nomination Process” below.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance for Dell, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities.
Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles, and a copy of each charter can be found on Dell’s website at www.dell.com/corporategovernance.
Meetings and Attendance — During fiscal 2006, the full Board held eight meetings, the Audit Committee met nine times, the Compensation Committee met six times, the Governance and Nominating Committee met three times and the Finance Committee met four times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.
It is Dell’s policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into the Corporate Governance Principles. All directors attended last year’s stockholders meeting with the exception of Ms. Lewent.
Communicating with Directors — Dell stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, the Presiding Director or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell and Mr. Rollins are the only directors who are also Dell employees, and they do not receive any additional compensation for serving on the Board of Directors.
Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which was $75,000 during fiscal 2006. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or, at the discretion of the Compensation Committee, can receive fair market value stock options or restricted stock in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or shares of restricted stock received
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in lieu of the annual retainer fee (or the method of computing the number) and the terms and conditions of those awards are determined from time to time by the Compensation Committee.
Option or Stock Awards — The non-employee directors are also eligible for stock option or restricted stock awards. The number of options or shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are generally within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (2) no more than 20% of the awards granted to a non-employee director during a year (not including awards in lieu of annual cash retainer) may consist of restricted stock, (3) the exercise price of any option cannot be less than the fair market value of the stock on the date of grant and (4) no option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant. In addition, like all options granted under Dell’s 2002 Long-Term Incentive Plan, no option granted to non-employee directors can be “repriced” if the effect would be to reduce the exercise price per share.
Other Benefits — Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.
Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims.
Compensation During Fiscal 2006 — The following table describes the compensation paid to the non-employee directors for the last fiscal year.

	Cash	Restricted	Options
Name	Payments	Stock[a]	Granted[b]

Mr. Carty[c]	$0	3,718	7,539
Mr. Gray[c]	37,500	2,802	7,539
Ms. Lewent[c]	0	3,718	7,539
Mr. Luft[c]	0	3,718	7,539
Mr. Mandl[d]	0	1,885	13,039
Mr. Miles	75,000	1,885	7,539
Mr. Nunn[c]	0	3,718	7,539

a –	Effective July 15, 2005, each non-employee director received 1,885 shares of restricted stock. The restricted stock vests (which means that the restrictions lapse) ratably over five years (20% per year), so long as the director remains a member of the Board. All unvested restricted stock is forfeited when the director ceases to be a member of the Board for any reason other
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than death or permanent disability. All unvested restricted stock vests immediately upon death or permanent disability.

b –	Effective July 15, 2005, each non-employee director received options to purchase 7,539 shares of common stock with an exercise price of $40.91 per share. The options are currently fully vested as a result of the acceleration of vesting of certain out-of-the-money options in January 2006. If the director ceases to be a member of the Board because of death or permanent disability, all options terminate one year after the director ceases to be a member of the board. If the director resigns at the request or demand of the Board, or is otherwise removed from the Board, all options terminate immediately. If the director resigns for any other reason, all options terminate 90 days after such resignation. In any event, the options terminate ten years from the date of grant unless otherwise terminated as described above. The options are transferable to family members under specified conditions.

c –	Elected to receive restricted stock in lieu of some or all of the annual retainer. The number of shares of restricted stock granted was determined by dividing the foregone retainer amount by the fair market value of the common stock on the date of grant ($40.91). The restricted stock vested on January 16, 2006, six months after the date of grant.

d –	Elected to receive options in lieu of the annual retainer. The number of options granted was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the fair market value of the common stock on the date of grant ($40.91) The options are fully vested and terminate on the tenth anniversary of the date of grant. These options are also transferable to family members under specified conditions.

Proposal 2 — Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP as Dell’s independent auditor for fiscal 2007, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require Dell’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.
The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for fiscal 2007.
In accordance with Dell’s Bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.
PricewaterhouseCoopers LLP is a registered public accounting firm and has been Dell’s independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to audit Dell’s financial statements, Dell engages the firm from time to time to perform other services. The following table sets forth all fees incurred by Dell in
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connection with professional services rendered by PricewaterhouseCoopers LLP during the last two fiscal years (in millions).

Fee Type	Fiscal 2006	Fiscal 2005

Audit Fees[a]	$8.7	$8.4
Audit Related Fees[b]	0.8	0.8
Tax Fees[c]	1.8	1.7

Total	$11.3	$10.9

a –	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements and for the statutory audits of international subsidiaries.

b –	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell’s financial statements, including the audits of Dell’s employee benefit plans, contract compliance reviews and accounting research.

c –	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning and executive tax consulting and return preparation.
The Audit Committee considered whether the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP, and determined that the provision of such services was compatible with maintaining independence.
All fiscal 2006 and 2005 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided to Dell by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for fiscal 2007 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.
Representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.
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Stockholder Proposal 1 — Global Human Rights Standard

The New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System (collectively, the “NYC Pension Funds”), which beneficially own an aggregate of 7,629,866 shares of Dell common stock, have requested that a proposal regarding the adoption of a global human rights standard be presented for stockholder vote at the annual meeting. The proposal, along with the NYC Pension Funds’ supporting statement, is included verbatim below. The NYC Pension Funds’ request was submitted by William C. Thompson, Jr., Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341, on behalf of the Boards of Trustees of the NYC Pension Funds.
For the reasons set forth following the proposal and supporting statement, management of Dell disagrees with the NYC Pension Funds’ proposal and supporting statement.
The Board of Directors recommends a vote “AGAINST” the NYC Pension Funds’ proposal.
Approval of the NYC Pension Funds’ proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The NYC Pension Funds’ Proposal and Supporting Statement

Whereas, Dell Inc. currently has overseas operations, and
Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’
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Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,
Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.
Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Dell’s Statement in Opposition

The Board of Directors and management of Dell are committed to the belief that a business has many responsibilities — to its customers, investors, partners and employees and to the communities in which it operates. Dell already has many programs and policies in place to effectively support these global responsibilities. A full account of Dell’s objectives and performance on sustainable business issues can be found in Dell’s Fiscal 2006 Sustainability Report (which can be viewed at www.dell.com/sustainabilityreport). As a part of being a responsible corporate citizen, Dell is committed to the adoption and maintenance of responsible workplace standards in our own business, within our supply chain and throughout our industry. Our commitment is reflected in three separate statements of principle that we currently use in the management of our business and our supplier relationships:

•	Dell Code of Conduct — Dell’s Code of Conduct, entitled Winning with Integrity, has specific principles and requirements relating to the environment, human rights and employee health and safety. It applies to all Dell employees worldwide, and compliance is monitored and managed by the Chief Ethics and Compliance Officer, the Global Ethics and Compliance Council and a network of Regional Ethics Committees and Regional Ethics Managers. The Code of Conduct can be viewed at www.dell.com/codeofconduct.
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Dell’s Code of Conduct was developed after an extensive review of global best practices, management systems and acknowledged standards, including the United Nations Declaration of Human Rights, the U.N. Convention on the Rights of the Child, fundamental conventions of the International Labour Organization (ILO), the International Organization for Standardization (ISO14001) and the Occupational Health and Safety Assessment Series (OHSAS 18001).

•	Dell’s Supplier Principles — We expect our supplier partners to employ the same high workplace standards that we employ in our own operations. In that regard, Dell has adopted a set of Supplier Principles under which every one of our suppliers is required to comply with all laws and regulations applicable in their locations and is requested to embrace high standards of ethical behavior and to treat their employees fairly and with dignity and respect, consistent with local laws. The Supplier Principles cover a broad range of requirements and prohibit practices such as the use of indentured labor, the use of child labor and discrimination in employment. Our supplier partners are continually evaluated against those principles. The Supplier Principles, as well as Dell’s supply chain management system, can be viewed at www.dell.com/supplierprinciples.

•	Electronic Industry Code of Conduct — We have also worked with a coalition of other industry leaders to develop and implement global human rights and workplace standards for our industry. Dell believes that, by working with industry partners and focusing on broad-based industry initiatives, the industry as a whole will be more successful in achieving systemic and sustainable change.

Dell is a founding member of the industry group that developed the Electronic Industry Code of Conduct (EICC), which outlines standards to ensure that working conditions in the electronics industry supply chain are safe, that workers are treated with respect and dignity and that manufacturing processes are environmentally responsible. The EICC was developed with reference to a broad set of recognized standards, including the Universal Declaration of Human Rights, Social Accountability International, the Ethical Trading Initiative, the ILO Code of Practice in Safety and Health, the Organisation for Economic Co-operation and Development’s Guidelines for Multinational Enterprises, the United Nations Convention Against Corruption, the United Nations Global Compact, ISO 14001, SA 8000 and OHSAS 18001. The EICC includes provisions addressing freedom of association, non-discrimination, humane treatment, prohibition of child labor and freely chosen employment. The EICC is also available for viewing at www.dell.com/supplierprinciples.

EICC participants are committed to uphold the human rights of workers and to treat them with dignity and respect as understood by the international community. Dell requires each of its suppler partners to meet the rigorous EICC standards and enforces those standards through a variety of tools, including periodic business reviews, supplier summits, audits and stakeholder feedback.
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In summary, Dell, including its Board of Directors and management, is currently committed to, and enforcing, high standards of labor and workplace practices, both in our own operations and in our supply chain, through the use of the Dell Code of Conduct, our global Supplier Principles and implementation of, and commitment to, the EICC. We believe these efforts are consistent with, but will be ultimately more effective and sustainable than, the NYC Pension Funds’ proposal.
For these reasons, the Board of Directors strongly urges Dell stockholders to vote “AGAINST” the NYC Pension Funds’ proposal to require adoption of its global human rights standard.

Stockholder Proposal 2 — Declaration of Dividend

Mrs. Linda Bush, 7927 Escala Drive, Austin, Texas 78735, a Dell stockholder, has requested that a proposal regarding the declaration of a dividend be presented for stockholder vote at the annual meeting. The proposal, along with Mrs. Bush’s supporting statement, is included verbatim below. The number of shares of Dell stock held by Mrs. Bush will be supplied upon oral or written request to Dell.
For the reasons set forth following the proposal and supporting statement, management of Dell disagrees with the Mrs. Bush’s proposal and supporting statement.
The Board of Directors recommends a vote “AGAINST” Mrs. Bush’s proposal.
Approval of Mrs. Bush’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

Mrs. Bush’s Proposal and Supporting Statement

Shareholder Resolution
That the Board of Directors declare a quarterly dividend.
Supporting Statement
In the midst of public uncertainty and concerns over accounting practices, shareholders should demand sustainable and visible earnings from companies. A dividend is a strong signal to the public of a vibrant and financially sound organization. A dividend rewards an investor for continuing to be a shareholder in flat or declining markets. It also creates a precedent of rewarding shareholders, and sets an expectation of future dividend growth. Finally, dividend tax reform makes the declaration of a dividend at this time significantly more appealing than in years past. At one point in time, Dell was better served by debt reduction, share buybacks, and strategic acquisitions; now as a more mature company with significant cash reserves the time is right to declare a quarterly dividend.
I urge your support for this issue.
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Dell’s Statement in Opposition

Enhancing the return on investment for Dell stockholders is of the utmost importance to Dell’s Board of Directors and management. The Board believes that, at the current time, return on investment can best be enhanced by using the company’s cash flow to reinvest in growth and to return capital to stockholders and manage dilution through the stock repurchase program. The Board also believes that maintaining a strong liquidity position is in the stockholders’ best interests and continually strives to balance the company’s liquidity needs with the desire to return capital to the stockholders.
Reinvestment in Growth — During fiscal 2006, Dell spent $728 million on property, plant and equipment to support global expansion efforts and to fund infrastructure investments to support future growth. During fiscal 2006, the company expanded its global operations with additional manufacturing facilities in the U.S. and China and customer contact centers in Scotland, Germany, Canada, El Salvador, India and the U.S. Dell has been able to fund these capital projects out of operating cash flows. Future capital expenditures are expected to increase compared to recent years due to continued expansion worldwide and the need for additional manufacturing and customer contact and support capacity. Consequently, the Board wants to maintain flexibility in the way the company deploys its available cash.
Return of Capital and Management of Dilution — Since 1996, the company has had an active stock repurchase program, the objectives of which have been to distribute cash to stockholders and to manage dilution resulting from shares issued under equity compensation plans. As of the end of fiscal 2006, Dell had cumulatively repurchased 1.4 billion shares of common stock for an aggregate cost of $25.6 billion. The program as currently approved by the Board authorizes the expenditure of up to an additional $4.4 billion on share repurchases.
The Board believes that the company’s stock repurchase program is a highly effective way of returning cash to stockholders and offers several distinct advantages over the payment of dividends, including the following:

•	Share repurchases enable the reduction or elimination of dilution, whereas dividends have no affect on the number of shares outstanding. Since fiscal 2001, Dell’s share repurchases have resulted in a 15% reduction in weighted average shares outstanding, with a corresponding increase in earnings per share.

•	With a stock repurchase program, the Board retains more flexibility to balance the return of capital to stockholders with other business objectives and needs by constantly adjusting the amount of repurchases to respond to liquidity needs and the economic environment in general. Dividends tend to become fixed expectations, giving the Board little practical ability to respond to differing environments.
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•	A stock repurchase program gives stockholders the flexibility to determine when they want to convert all or a portion of their investment to cash. With dividends, which are paid to all stockholders, the amount and timing of the dividend is specified by the board.
For these reasons, Dell’s Board and management believe that the company should continue to return capital to the stockholders through share repurchases rather than dividends.
Dividend Consideration — Under Delaware law, the declaration and payment of dividends is within the discretion of the Board of Directors, whose members are elected by the stockholders to exercise sound business judgment in deciding such matters. As a part of its fiduciary duties, the Board of Directors regularly evaluates whether the company should pay a dividend. In making that decision, the Board has considered, and will continue to consider, a variety of factors in an effort to balance the anticipated needs of the company for liquidity, the ability of the company to generate earnings and cash flow, and the most effective means to enhance stockholder value.
The Board of Directors has determined that, at present, it is in the best interests of the company and the stockholders to continue to use the company’s cash flow to reinvest in growth and to return capital to stockholders and manage dilution through the stock repurchase program. The Board continues, however, to actively review how the company deploys its available cash, including the possibility of paying cash dividends in the future.
For these reasons, the Board of Directors strongly urges Dell stockholders to vote “AGAINST” Mrs. Bush’s proposal regarding the declaration of a dividend.

Executive Compensation

Compensation Committee Report

Dell’s mission is to be a premier information technology supplier and partner by directly providing customers worldwide with superior value, high-quality and relevant technology, customized systems, exceptional service and support and products and services that are easy to buy and use. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through its direct customer relationships, excellent financial performance, product quality, superior customer experience and employee satisfaction.
Compensation Philosophy
The Compensation Committee of the Board of Directors is committed to implementing a compensation program for executive officers that furthers Dell’s mission. While the individual programs may be modified from year to year, this compensation philosophy has remained consistent since Dell’s inception. The Compensation
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Committee seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy through adherence to the following compensation policies:

•	Executive officers’ total compensation should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, region, business segment and individual performance goals.

•	A significant amount of pay for executive officers should be comprised of long- term, at-risk pay to align management interests with those of stockholders.

•	The at-risk components of pay should be weighted toward equity-based pay opportunities. Encouraging long-term ownership of Dell stock focuses management on profitable growth and total stockholder return.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depends.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech and other large global general industrial companies.

•	If Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.
The Compensation Committee compares total compensation levels for Dell’s executive officers to the compensation paid to executives of a peer group comprised of similar high-tech and other large global general industrial companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Compensation Committee reviews and approves that peer group. For fiscal 2006, the peer group consisted of approximately 20 companies.
Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, the Compensation Committee carefully considers the effect of this provision together with other factors relevant to Dell’s business needs. Dell has historically taken, and intends to continue taking, reasonably practicable steps to minimize the impact of Section 162(m).
Components of Compensation
The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.
The Compensation Committee does not exclusively use mathematical formulas in determining any element of compensation. In setting each component of compensa-
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tion, the Compensation Committee considers all elements of an executive officer’s total compensation package, including cash, equity and the value of benefits.
Base Salaries. Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. The Compensation Committee reviews each executive officer’s base salary annually. A competitive base salary provides the foundation for a total compensation package required to attract, retain and motivate the executive in alignment with Dell’s business strategies.
Short-Term Incentives. Short-term incentives for fiscal 2006 were paid pursuant to Dell’s Executive Annual Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 2003 annual meeting.
Under this plan, the Compensation Committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. The Compensation Committee has the discretion to reduce (but not increase) an executive officer’s incentive amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors the Compensation Committee will evaluate, the committee evaluates, among other things, overall company and business segment financial performance, as well as non-financial company performance, such as customer satisfaction, in determining the appropriate final incentive bonus payout for each executive officer.
For fiscal 2006, the Compensation Committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, it certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, the Compensation Committee considered several factors, including company and business segment revenue growth, operating profit margin, operating income and non-financial performance relating to Dell’s fiscal 2006 strategic initiatives. Based on an evaluation of these factors, the Compensation Committee modified the incentive bonus payout amounts. The amounts paid to the Named Executive Officers are set forth in the Summary Compensation Table below.
Long-Term Incentives. In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of an executive officer’s total compensation package. These incentives may include stock options, stock, stock units and cash. These incentives are designed to motivate and reward executive officers for maximizing stockholder value and encourage the long-term employment of key employees.
When awarding long-term incentives, the Compensation Committee considers an executive officer’s level of responsibility, prior experience and individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. The objective is to provide executive officers with above-average long-term incentive award opportunities. The long-term incentive
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program is designed to be highly leveraged, ensuring that if Dell’s stockholder returns exceed industry norms, actual gains will exceed industry norms.
Stock Options. The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards may vary from year to year as it is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.
In March 2005, Dell granted stock options with an exercise price set at the fair market value on the date of grant as part of the annual stock option grant cycle. These options generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above.
Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will only deliver a reward if the stock price appreciates from the price on the date the stock options were granted. This design is intended to focus executive officers on the long-term enhancement of stockholder value.
Long-Term Cash Incentive. In fiscal 2006, awards were earned under the 2004 Long-Term Cash Incentive Program for all executive officers other than Mr. Dell and Mr. Rollins. This program, which was approved in March 2003, is designed to recognize achievement of Dell’s long-term growth and profitability goals, which are considered to be important contributors to long-term stockholder value. The amount earned during fiscal 2006 for each participating executive officer was equal to 250% of the executive’s annual cash bonus for fiscal 2006. Assuming continued employment and eligibility, awards earned will be paid in fiscal 2007 if specified cumulative performance thresholds are met over the four-year performance period.
Subsequent to the 2004 Long-Term Cash Incentive Program, the 2006 Long-Term Cash Incentive Program was implemented in March 2005 to focus executive officers’ performance on new growth and profitability goals. Earned awards under this program will be paid in fiscal 2008, assuming continued employment and attainment of the performance goals.
In March 2006, the Compensation Committee implemented the 2007 Long-Term Cash Award Program. All executive officers other than Mr. Dell and Mr. Rollins are eligible for awards under this program. This program is intended to better balance Dell’s existing long-term compensation programs among cash, stock options, performance based units and restricted stock units. As Dell has become recognized for its high-quality leaders, Dell executives have increasingly become targets for recruitment to key positions in other organizations. Additionally, the competitive market, in response to recent accounting changes, has begun to re-balance long-term compensation programs. Companies like Dell that historically relied most heavily on stock options for the delivery of long-term compensation are the most at risk of finding themselves in a significantly under-competitive position over the next few years. The 2007 Long-Term Cash Award Program is an important addition to Dell’s balanced compensation programs. Awards will be paid out in cash over varying periods ranging from one to four years from the date of grant, and are
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contingent upon continued employment during the payout period. The awards made to Named Executive Officers under this program are set forth below under “Executive Compensation — 2007 Long-Term Cash Award Program.”
Compensation of the Chief Executive Officer
Mr. Rollins’ base salary was increased from $900,000 to $950,000 in March 2005 as part of the normal salary review cycle for the company. Mr. Rollins’ salary is below the median base salary earnings for chief executive officers of the peer group of companies. The Compensation Committee focuses on the performance-based elements of Mr. Rollins’ compensation package and places less emphasis on fixed base pay.
As a result of achieving the consolidated net income goal in fiscal 2006, Mr. Rollins received an incentive bonus under the Executive Annual Incentive Bonus Plan equal to 95% of his target bonus. In setting the bonus percentage for Mr. Rollins, the Compensation Committee considered several additional financial metrics, including revenue, operating margin, total operating expense, operating income and earnings per share, as well as non-financial metrics relating to internal strategic initiatives regarding globalization, customer experience, product leadership and winning corporate culture.
Mr. Rollins received a stock option grant of 650,000 shares in March 2005, which were scheduled to vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. As a result of the acceleration of vesting of certain out-of-the-money options in January 2006, this grant is currently vested. The Compensation Committee granted these options to provide a competitive level of long-term incentive value, and to ensure that Mr. Rollins’ interests are aligned with those of the stockholders consistent with Dell’s compensation philosophy.
Conclusion
The Compensation Committee believes that these executive compensation policies and programs effectively serve the interests of stockholders and Dell. The various pay vehicles offered are carefully designed to form an integrated total compensation package designed to motivate executive officers to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

Michael A. Miles, Chair
Judy C. Lewent
Klaus S. Luft
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Compensation Committee Interlocks and Insider Participation

Mr. Miles, Ms. Lewent and Mr. Luft are not officers or employees, or former officers or employees, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
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Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Rollins and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2006. These persons are referred to as the “Named Executive Officers.”

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Shares
Name and	Fiscal				Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Other[a]	Awards	Options	Compensation[b]

Kevin B. Rollins	2006	$944,231	$1,794,039	—	—	650,000	$11,022
President and Chief	2005	869,231	2,086,154	—	—	1,200,000	14,013
Executive Officer	2004	797,115	1,721,768	—	—	800,000	8,123

Michael S. Dell	2006	950,000	1,805,000	$991,098	—	0	9,481
Chairman of the	2005	950,000	2,280,000	889,373	—	400,000	7,825
Board	2004	950,000	2,052,000	650,734	—	800,000	6,973

James M. Schneider	2006	566,539	538,211	—	—	200,000	9,895
Senior Vice President	2005	535,385	822,351	—	—	300,000	7,530
and Chief Financial	2004	500,000	720,000	—	—	650,000	7,419
Officer

Paul D. Bell	2006	547,115	520,759	1,457,978	—	200,000	9,372
Senior Vice President	2005	522,115	868,799	1,228,157	—	300,000	7,178
and President Europe,	2004	497,115	687,019	763,623	—	300,000	6,596
Middle East and Africa

Rosendo G. Parra	2006	547,115	520,759	—	—	200,000	9,372
Senior Vice President,	2005	522,115	802,969	—	—	300,000	7,492
Americas	2004	497,115	687,019	—	—	300,000	27,892

a –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year.

The amounts for Mr. Dell consist of company-paid expenses relating to personal and residential security. This security is provided to Mr. Dell pursuant to a Board-authorized security program. The Board believes that Mr. Dell’s personal safety and security are of vital importance to the company’s business and prospects and, therefore, that these costs are appropriate corporate business expenses. Nevertheless, because these costs can be viewed as conveying personal benefits to Mr. Dell, they are reported as perquisites in this column. In conjunction with its security operations, the Company also provides certain security services to members of Mr. Dell’s immediate family and at locations other than Mr. Dell’s principal residence. Mr. Dell fully reimburses the company for the incremental costs attributable to such services.

The amounts for Mr. Bell consist of payments made in connection with his expatriate assignment to cover housing, automobile and other expenses, as well as tax equalization. Executive officers are entitled to financial counseling and tax preparation services (up to $12,500) and an annual physical for themselves and their spouse (up to $5,000). Executive officers may receive appropriate reimbursement for reasonable business expenses, including the cost of operating personal aircraft while on business travel.

b –	Includes the value of Dell’s contributions to the company-sponsored 401(k) plan and deferred compensation plan and the amount paid by Dell for term life insurance coverage under health and welfare plans.
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Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2006.

OPTION GRANTS IN LAST FISCAL YEARa

	Number of	Percentage of		Fair
	Shares	Total Options		Market
	Underlying	Granted to	Exercise	Value on
	Options	Employees In	Price Per	Grant	Grant	Expiration	Grant Date
Name	Granted	Fiscal Year	Share	Date	Date	Date	Present Value[b]

Mr. Rollins	650,000	1.45%	$40.17	$40.17	3/3/05	3/3/15	$6,318,000
Mr. Dell	—	—	—	—	—	—	—
Mr. Schneider	200,000	0.45%	40.17	40.17	3/3/05	3/3/15	1,944,000
Mr. Bell	200,000	0.45%	40.17	40.17	3/3/05	3/3/15	1,944,000
Mr. Parra	200,000	0.45%	40.17	40.17	3/3/05	3/3/15	1,944,000

a –	All options described in this table are currently vested as a result of the acceleration of vesting of certain out-of-the-money options in January 2006. All of these options are transferable to family members under specified circumstances.

b –	Calculated using the Black-Scholes model with the following material assumptions and adjustments: (1) an interest rate of 3.9%, which is equal to the rate on U.S. Treasury securities with a maturity date similar to the assumed option term; (2) a volatility rate of 23%, which was estimated using expected stock price volatility as well as other economic data; (3) a dividend rate of 0%; and (4) an expected option term of 3.8 years, which was determined on the basis of an evaluation of the historical stock option behavior of Dell employees and other relevant factors. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.
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The following table sets forth certain information about option exercises during fiscal 2006 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

				Number of Shares		Value of Unexercised
				Underlying Unexercised		In-the-Money Options
	Shares			Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired		Value
Name	On Exercise		Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Rollins	0		$0	12,419,366	1,510,000	$93,397,557	$6,674,400
Mr. Dell	8,320,000	[c]	149,472,000	9,433,375	640,000	10,130,007	2,211,000
Mr. Schneider	160,000		2,216,394	1,831,601	577,688	6,794,248	4,278,818
Mr. Bell	0		0	3,351,352	530,000	8,914,817	2,284,350
Mr. Parra	358,322		5,643,427	1,499,493	530,000	662,229	2,284,350

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock on the last trading day of fiscal year 2006 ($29.26).

c –	Mr. Dell holds all the shares acquired on exercise of these options.

2007 Long-Term Cash Award Program

In March 2006, the Compensation Committee approved a new 2007 Long-Term Cash Award Program for all executive officers other than Mr. Dell and Mr. Rollins. This program is intended to better balance Dell’s existing long-term compensation programs among cash, stock options, performance based units and restricted stock units. Awards, aggregating up to $50.5 million, will be paid out in cash over varying periods ranging from one to four years from the date of grant. Future payouts under this program are contingent upon continued employment during the payout period.
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The following table describes, for each of the Named Executive Officers who are eligible for awards under the program, the maximum amount of the cash award that would be payable assuming satisfaction of all vesting conditions:

2007 LONG-TERM CASH AWARD PROGRAM

	Payout Period[a]	Maximum
Name	(Fiscal Years)	Future Payout

Mr. Schneider	2009 – 2011	$8,000,000
Mr. Bell	2009 – 2011	$4,000,000
Mr. Parra	2009 – 2011	$4,000,000

a –	Awards are payable each March beginning fiscal 2009 through fiscal 2011.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders
Stock Option Plans — Dell stockholders have approved the 1989 Stock Option Plan, the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1989 and 1994 plans, no shares are available for future awards. Dell currently uses the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units or performance shares.
Employee Stock Purchase Plan — Dell maintains an employee stock purchase plan that is available to substantially all employees. This plan has been approved by stockholders. Under the plan, participating employees may contribute up to 15% of their base compensation (subject to certain IRS limits) to purchase common stock at the end of each participation period. The participation periods are three-month periods running from January to March, April to June, July to September and October to December each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the purchase period.
Equity Compensation Plans Not Approved by Stockholders
Broad Based Stock Option Plan — In October 1998, the Board of Directors approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. This plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.
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EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	325,426,485	$31.67	287,615,434 [a]
Plans not approved by stockholders	5,412,977 [b]	$35.32	0 [c]

a –	This number includes 16,087,569 shares that were available for issuance under the Employee Stock Purchase Plan and 271,527,865 shares that were available for issuance under the 2002 Long-Term Incentive Plan. Of the shares available under the 2002 plan, 192,324,260 shares were available to be issued in the form of restricted stock. All information is as of the end of fiscal 2006.

b –	This is the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of fiscal 2006.

c –	The Broad Based Stock Option Plan was terminated in November 2002, and consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Dell matches 100% of each participant’s voluntary contributions up to 4% of the participant’s compensation and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell stock fund, but are not required to invest any of their contributions in Dell stock.
Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement or, under certain circumstances, at the request of the participant during the participant’s employment.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.
The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a
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change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.

Five-Year Performance Graph

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the Dow Jones Computer Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on February 2, 2001, and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	End of Fiscal Year

	2001	2002	2003	2004	2005	2006

Dell	$100	$106	$95	$133	$163	$116
S&P 500 Index	$100	$83	$63	$84	$87	$94
Dow Jones Computer Index	$100	$63	$43	$60	$63	$72
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Stock Ownership

The following table sets forth certain information, as of May 5, 2006, about the ownership of Dell common stock by the directors (including the persons nominated to be directors) and executive officers and each person known to Dell to be the beneficial owner of more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

				Total as a
		Options		Percentage of
	Number of	Exercisable	Total	Shares
	Shares	Within	Beneficial	Outstanding
Beneficial Owner	Owned	60 Days	Ownership	(if 1% or more)[a]

Michael S. Dell	216,303,517 [b]	9,813,375	226,116,892	9.88%
One Dell Way
Round Rock, Texas 78682
Donald J. Carty	211,127	694,417	905,544	—
William H. Gray, III	5,007	51,416	56,423	—
Sallie L. Krawcheck	0	0	0	—
Alan (A.G.) Lafley	0	0	0	—
Judy C. Lewent	7,277	113,404	120,681	—
Klaus S. Luft	7,786	146,458	154,244	—
Alex J. Mandl	8,977 [c]	134,895	143,872	—
Michael A. Miles	538,118	350,019	888,137	—
Samuel A. Nunn, Jr.	7,591	147,916	155,507	—
Kevin B. Rollins	18,465	13,669,366	13,687,831	—
James M. Schneider	27,715	1,991,601	2,019,316	—
Paul D. Bell	6,780	3,661,352	3,668,132	—
Rosendo G. Parra	18,972	1,809,493	1,828,465	—
Directors and executive officers as a group (26 persons)	218,358,552	43,641,677	262,000,229	11.28%

a – The percentage is based on the number of shares outstanding (2,278,751,810) at the close of business on May 5, 2006.

b – Does not include 26,449,112 shares held in a separate property trust for Mr. Dell’s spouse.

c – Includes 400 held by shares Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.
www.dell.com/investor

Stock Ownership Requirements

The Board of Directors has established stock ownership guidelines for themselves and Dell’s executive officers to increase their equity stake in Dell and more closely link their interests with those of Dell’s stockholders. Under those guidelines, each director and executive officer must maintain the following minimum investment position in Dell common stock:

•	Non-employee directors — 300% of annual retainer

•	Chairman and Chief Executive Officer — 500% of base salary

•	Other executive officers — 400% of base salary
Persons assuming one of these roles have three years after assuming their position to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock or stock units can.
Compliance is evaluated once a year using the average closing price per share of Dell common stock during the previous fiscal year. As of May 2006, all directors and executive officers were in compliance with these requirements.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.
Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2006 with Dell’s management, and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.
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Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Dell’s Annual Report on Form 10-K for the year ended February 3, 2006, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Donald J. Carty, Chair
William H. Gray, III
Samuel A. Nunn, Jr.

Additional Information

Record Date; Shares Outstanding
Stockholders of record at the close of business on May 26, 2006, are entitled to vote their shares at the annual meeting. As of that date, there were 2,286,405,598 shares of common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.
Quorum
More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.
Proxies; Right to Revoke
By submitting your proxy, you authorize Lawrence P. Tu and Thomas H. Welch, Jr. to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.
If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card. See “Additional Information — Voting by Street Name Holders.” In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.
Default Voting
If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), AGAINST Stockholder Proposal 1 (Global Human Rights Standard) and AGAINST Stockholder Proposal 2 (Declaration of Dividend). If any
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other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.
Voting by Street Name Holders
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 pm on July 20, 2006, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on either of the Stockholder Proposals and your shares will be considered a “broker non-vote” on those proposals.
As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.
Tabulation of Votes
American Stock Transfer & Trust Company, the transfer agent, will tabulate and certify the votes.
If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.
If you own shares of Dell through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 19, 2006. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.
Proxy Solicitation
Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. In addition, Dell will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $16,500 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.
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Director Nomination Process
Director Qualifications — The Board of Directors believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education or public service; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•	Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to Dell; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in Dell’s high priority growth areas; demonstrated experience in major challenges Dell faces or a unique understanding of Dell’s business environment; and experience with, exposure to or reputation among a broad subset of Dell’s customer base.

•	Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, and international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of Dell’s constituencies and the communities in which Dell conducts its business.

•	Integrity and professionalism — The following are essential characteristics for each Board candidate: highest standards of moral and ethical character and personal integrity; independence, objectivity and an intense dedication to serve as a representative of the stockholders; a personal commitment to Dell’s principles and values; and impeccable corporate governance credentials.
Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.
Selection and Nomination Process — Whenever a vacancy occurs on the Board of Directors, the Governance and Nominating Committee is responsible for identifying
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one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.
The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee may engage outside search firms to identify suitable candidates.
The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee or one or more other Board members.
In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.
Stockholder Recommendations — Candidates recommended by Dell stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on Dell’s website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop 8033, Round Rock, Texas 78682.
Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.
Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.
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Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.
Stockholder Proposals for Next Year’s Meeting
Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 20, 2007) must submit the proposal no later than the close of business on May 21, 2007. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in Dell’s stock transfer records), the number of Dell shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.
Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices no later than the close of business on February 5, 2007. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.
Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 30, 2007, and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 30, 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
In November 2005, Rosendo G. Parra, an executive officer, filed a Form 4 to report the following transactions: the sale of 20,000 shares at $38.938 on January 6, 1999; the sale of 100,784 shares at $23.00 and 28,350 shares at $23.13 on April 3, 2001; a charitable of gift of 33,643 shares on August 9, 2001; and a charitable gift of 15,000 shares by Mr. Parra’s spouse on January 1, 2004. The failure to report each of these transactions was inadvertent and corrected promptly upon discovery.
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In March 2005, Joan Hooper, chief accounting officer, failed to report the receipt of 8,544 shares of restricted stock granted on March 3, 2005. This failure was inadvertent and was reported on a Form 5 filed in March 2006.
Code of Conduct
Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all of its employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Dell’s Code of Conduct is posted on Dell’s website at www.dell.com/codeofconduct.
Dell will post any disclosable waivers or amendments to the Code of Conduct on its website at www.dell.com/codeofconduct.
Stockholder List
For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.
Stockholders Sharing the Same Last Name and Address
We are sending only one copy of the 2006 annual meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.
If you received a householded mailing this year and you would like an additional copy of our Annual Report on Form 10-K, the fiscal 2006 Year-in-Review brochure or this Proxy Statement mailed to you, we will deliver a copy promptly upon your request in one of the following manners:

•	Email Dell’s Investor Relations Department at Investor Relations@dell.com

•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Mail Stop RR1-43 Round Rock, Texas 78682

•	Call Dell Investor Relations at (512) 728-7800.
You may also download a copy of any of these materials at www.dell.com/investor.
To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify us using any of the above contacts for the Dell Investor Relations Department.
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If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.
Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm. To further reduce the number of duplicate mailings that your household receives, please see “Electronic Delivery of Stockholder Communications” on page ii.
Annual Report on Form 10-K
A copy of the fiscal 2006 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com/investor. In addition, the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov).
www.dell.com/investor

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2006 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.
To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or Investor_Relations@dell.com. For additional information, please visit www.dell.com/investor.
PLEASE REMEMBER TO BRING YOUR TICKET
IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Proxy Form	Proxy Form
DELL INC.
PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2006
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL INC.
By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.
This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET — www.proxyvote.com
www.dell.com C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735-9769	Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 20, 2006. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 20, 2006. Have your proxy card in hand when you call and then follow the simple instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage-paid envelope we’ve provided or return it to Dell Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by July 20, 2006.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DELL INC.
Proposal 1 — Election of Directors

The Board of Directors Recommends a Vote FOR all nominees	For All ☐	Withhold All ☐	For All Except: ☐	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.

Nominees:
(01) Donald J. Carty	(07) Klaus S. Luft
(02) Michael S. Dell	(08) Alex J. Mandl
(03) William H. Gray,III	(09) Michael A. Miles
(04) Sallie L. Krawcheck	(10) Samuel A. Nunn, Jr.
(05) Alan (A.G.) Lafley	(11) Kevin B. Rollins
(06) Judy C. Lewent

Proposal 2 — Ratification of Independent Auditor	For	Against	Abstain
The Board of Directors Recommends a Vote FOR the Ratification of Independent Auditor	☐	☐	☐

Stockholder Proposal 1 —	For	Against	Abstain
Global Human Rights Standard	☐	☐	☐
The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Global Human Rights Standard

Stockholder Proposal 2 —	For	Against	Abstain
Declaration of Dividend	☐	☐	☐
The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Declaration of Dividend

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.
Each joint owner should sign. Signatures should correspond
with the names printed on this Proxy. Attorneys, executors,
administrators, guardians, trustees, corporate officers or
others signing in a representative capacity should give full title.

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Signature (PLEASE SIGN WITHIN THE BOX)	Date

Signature (Joint Owners)	Date